Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-82692) of our report dated June 24, 2008, relating to the financial statements and supplemental schedules of the Commerce Bancshares Participating Investment Plan as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007 included in this Annual Report on Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2007, or performed any audit procedures subsequent to the date of our report.
/s/ Mayer Hoffman McCann P.C.
Leawood, Kansas
June 24, 2008